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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


                                     between


                          TRANSCOM COMMUNICATIONS, INC.


                                       and


                               DTVN HOLDINGS, INC.



                            Dated as of July 17, 2002

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                            STOCK PURCHASE AGREEMENT

       THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of July 17, 2002, between Transcom Communications, Inc., a Texas corporation ("Buyer"), DTVN Holdings, Inc., a Delaware corporation ("Seller"), and DataVoN, Inc., a Texas corporation ("DataVoN"), the primary operating subsidiary of Seller.

       WHEREAS, Buyer is a leading telecommunications company, and Buyer supplies networking services to DataVoN; and

       WHEREAS, Buyer is a significant creditor of DataVoN, DataVoN does not currently posses the means to pay its outstanding obligations to Buyer (which are now overdue), and DataVoN cannot pay its other debts as they come due; and

       WHEREAS, Seller desires to sell issue to Buyer shares of authorized but unissued common stock of Seller, par value $.001 (the "Common Stock"), upon the terms and conditions set forth in this Agreement;

       NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                SALE AND ISSUANCE
                        OF COMMON STOCK; OTHER AGREEMENTS

       1.1 Sale of the Shares. Subject to Section 1.10, at Closing (defined below) Seller shall issue to Buyer, and Buyer shall purchase from Seller 76,500,000 shares of Common Stock (the "Shares"). Upon issuance, the Shares will constitute 51% of the total authorized shares of Common Stock.

       1.2 Consideration. In consideration of the issuance of the Shares, at Closing Buyer shall forgive $100,000 of its secured debt to DataVoN. In addition, Buyer shall provide DataVoN a 180-day grace period (measured from the date of the Closing) during which (i) Buyer will continue to provide networking services to DataVoN, (ii) Buyer will not make any demands on the overdue secured debt owed by DataVoN, and (iii) Lee Barton will not exercise any collection rights related to DataVoN's debt to Lee Barton. In addition, during such 180-day period, Buyer shall use commercially reasonable efforts to resolve all secured debt of Lee Barton, either (i) by the conversion of such debt into equity, (ii) by refinancing such debt on commercially reasonable terms, consistent with DataVoN's ability to pay, or (iii) by other means in the best interests of Seller. In addition, Buyer understands that DataVoN has approximately $1.1 million in payables that must be paid or otherwise deferred in the month of July that exceed Seller's available cash (the "July Cash Shortage").

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At Closing, Buyer will commit to resolving the July Cash Shortage through (i) a cash infusion, (ii) negotiated vendor terms, (iii) certain operational changes in DTVN and DataVoN that Buyer considers appropriate, or (iv) changes in vendors, where appropriate, or any combination of the foregoing, or other mechanisms that are in the best interests of Seller and DataVoN.

       1.3 Board of Directors. At Closing, the size of Seller's Board of Directors will consist of seven (7) members. Philip N. O'Reilly shall resign as a director, and the three then-existing vacancies will be filled by the remaining directors, such that effective as of Closing, Seller's Board of Directors shall consist of the following persons: Scott Birdwell, Britt Birdwell, Jeff Becker, Michael McInerney, Hugh D. Simpson, Jay Nickell, and Steve Holden. At Closing, the Board of Directors of each of Seller's subsidiaries (including DataVoN) shall be comprised solely of Scott Birdwell. In addition, at Closing Scott Birdwell shall be elected Chairman of the Board of Directors of Seller (replacing Hugh D. Simpson, who shall have resigned as Chairman of the Board).

       1.4 Closing. The purchase and sale of the Shares (the "Closing") shall take place at the offices of Haynes and Boone, LLP, 2505 N. Plano Road, Suite 4000, Richardson, Texas 75082, on the date of this Agreement.

       1.5 Other Matters. After Closing, in order to address DataVoN's cash needs in August 2002, Buyer shall use commercially reasonable efforts to provide credit assistance with vendors, including, but not limited to, conversion of weekly pay accounts to monthly pay where possible.

       1.6 Line of Credit. After Closing, Buyer shall use commercially reasonable efforts to provide assistance to Seller and/or DataVoN in its efforts to obtain a line of credit for working capital.

       1.7 Service Agreement. In further consideration for the issuance of the Shares, as soon as reasonably practicable after the Closing, Buyer shall enter into a Service Agreement with Seller pursuant to which, for a period of one year, Buyer shall grant Seller a right of first refusal to provide to Buyer the use of Seller's network for domestic VOIP network termination services for Seller's enterprise termination product. Such right of first refusal may be exercised by Seller only if the pricing and quality of the services offered by Seller are at least equal to the services otherwise available to Buyer.

       1.8 Share Certificates. At Closing, Seller shall provide Buyer with (i) a written request of Seller to its stock transfer agent, requesting the immediate issuance of a stock certificate for the Shares, and (ii) a written document from the stock transfer agent certifying as to the number of outstanding shares of Common Stock shown on the stock transfer agent's records as of the date of Closing (or the most recent date available).

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       1.9  Benefit to Seller. The parties acknowledge that the consideration being received by DataVoN hereunder is also a significant benefit to Seller (since DataVoN is Seller's primary operating subsidiary), and such benefit to Seller is sufficient to support the valid issuance of the Shares to Buyer.

       1.10 Majority Ownership. It is the intent of the parties that, through the issuance of the Shares, Buyer shall own 51% of all outstanding voting power of Seller immediately after the Closing, after giving effect to the full exercise or conversion of all outstanding options, warrants, rights to purchase capital stock, or securities convertible into shares of capital stock, regardless of whether such options, rights, warrants or convertible securities are now exercisable or convertible (but excluding unissued stock options under Seller's stock option plans). If for any reason (such as, for example, identification of relinquished stock or identification of unissued stock options) Buyer is issued shares of Common Stock that result in Buyer having more than such 51% voting power, then not later than 20 days hereafter, Buyer shall relinquish (without compensation) such number of the Shares as is necessary to reduce Buyer's holdings to exactly 51% of such voting power.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to Buyer as follows:

       2.1 Organization and Standing. Seller is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. Seller has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. Seller is duly qualified to do business as a foreign corporation in the State of Texas and in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Seller's business.

       2.2 Corporate Power. Seller has all requisite legal and corporate power and authority (i) to execute and deliver this Agreement, (ii) to issue and sell the Shares, (iii) and to carry out and perform its obligations under this Agreement.

       2.3 Capitalization. The authorized capital stock of Seller consists of 151,000,000 shares of stock, of which 150,000,000 are Common Stock, and 1,000,000 are preferred stock, par value $.001 per share. To Seller's knowledge, the total number of shares of capital stock outstanding as of the date hereof (on a fully diluted basis, including unissued stock options) is 67,107,132 shares, consisting of shares of Common Stock (or options, rights or warrants therefor). These are no shares of preferred stock outstanding, and there are no commitments to issue any preferred stock.

       2.4 Authorization. All corporate action on the part of Seller, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, and the issuance, sale and delivery of the Shares has been taken. This Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms,

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except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

       2.5 Valid Issuance of the Shares. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

       2.6 Governmental Consents, etc. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Seller is required in connection with the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer hereby represents and warrants to Seller as follows:

       3.1 Authorization. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable.

       3.2 Purchase Entirely for Own Account. This Agreement is made with Buyer in reliance upon Buyer's representation to Seller, which by Buyer's execution of this Agreement Buyer hereby confirms, that the Shares will be acquired for investment for Buyer's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Buyer further represents that Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

       3.3 Disclosure of Information. Buyer believes it has received all the public and nonpublic information it considers necessary or appropriate for deciding whether to purchase the Shares. Buyer further represents that it has had an opportunity to ask questions and receive answers from Seller regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of Seller. The foregoing, however, does not limit or modify the representations and warranties of Seller in Article II of this Agreement or the right of the Buyers to rely thereon.

       3.4 Investment Experience. Buyer acknowledges that it is able to fend for itself, can

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bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

       3.5 Accredited Buyer. Buyer is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities Act.

       3.6 Restricted Securities. Buyer understands that the Shares are "restricted securities" under the federal securities laws inasmuch as they are being acquired from Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933 only in certain limited circumstances.

       3.7 Legend. It is understood that the certificates evidencing the Shares shall bear the following legend:


       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

                                   ARTICLE IV
                                  MISCELLANEOUS

       4.1 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

       4.2 Entire Agreement. This Agreement constitutes the entire agreement and understanding among Buyer and Seller and supersedes any prior agreement and understanding relating to the subject matter of this Agreement (including, but not limited to, the letter agreement between the parties, dated as of July 15,
2002). This Agreement may be modified or amended only by a written instrument executed by Buyer and Seller.

       4.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       4.4 Notices. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with

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return receipt requested, or by delivering the same in person to an officer or agent of such party, as follows:

         (a)      If to Seller, addressed to them at:

                           DTVN Holdings, Inc.
                           1081 Gateway Blvd., Suite 101
                           Richardson, Texas  75080
                           Attn:  Hugh D. Simpson

                  With a copy (which shall not constitute notice) to:

                           Hugh D. Simpson
                           316 Ridgeview Drive
                           Richardson, Texas  75080

         (b)      If to Buyer, addressed as follows:

                           Transcom Communications Inc.
                           Brookhollow One
                           2301 East Lamar Blvd., Suite 350
                           Arlington, Texas 76006
                           Attn:  Scott Birdwell, Chief Executive Officer

                  With a copy (which shall not constitute notice) to:

                           Haynes and Boone, LLP
                           2505 N. Plano Road
                           Suite 4000
                           Richardson, Texas 75082
                           Attn:  David H. Oden, Esq.

          or such other address as any party hereto shall specify pursuant to this Section 4.4 from time to time.

       4.5 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, in such time and in such manner, as Seller and Buyer shall mutually determine. However, Buyer acknowledges that Seller has certain disclosure obligations under law, and Buyer shall not unreasonable withhold its agreement to any disclosure made pursuant to such obligations, provided that Buyer is first provided the opportunity to review and comment upon any such disclosures.

       4.6 Waivers and Amendments. This Agreement or any provision hereof may be amended, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.

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       4.7  Further Assurances. After Closing, Seller and Buyer shall promptly execute and deliver those instruments, documents and certificates as Seller or Buyer may reasonably request to more effectively consummate the transactions contemplated hereby. Specifically, this Agreement contemplates that Buyer shall have the voting power described in Section 1.10. If for any reason the Shares do not constitute such voting power immediately after Closing, the Seller shall immediately issue Buyer (without further consideration) such additional shares of Common Stock as are necessary to provide Buyer with such voting power.

       4.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas (without regard to its principles governing conflicts of laws).

       4.9 Survival of Representations and Warranties. The representations and warranties set forth in Article 3 and Article 4 shall survive the Closing indefinitely.

       4.10 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party to this Agreement as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

       4.11 Fiduciary Duties. Notwithstanding anything to the contrary elsewhere in this Agreement, Seller, Buyer, and the officers and directors of each of Seller and Buyer shall never be required to take any action, or omit from taking any action, that would be in breach of, or inconsistent with, their fiduciary duties.

       4.12 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

       4.13 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto.

                [The remainder of page intentionally left blank.]

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       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    SELLER:

                                    DTVN HOLDINGS, INC.



                                    By:  /s/ Hugh Simpson
                                       ---------------------------------------
                                    Name:    Hugh Simpson
                                             ---------------------------------
                                    Title:   CEO
                                             ---------------------------------



                                    DATAVON:

                                    DATAVON, INC.



                                    By:  /s/ Hugh D. Simpson
                                       ---------------------------------------
                                    Name:    Hugh D. Simpson
                                             ---------------------------------
                                    Title:   President
                                             ---------------------------------



                                    BUYER:

                                    TRANSCOM COMMUNICATIONS, INC.



                                    By:  /s/ Scott Birdwell
                                       ---------------------------------------
                                       Scott Birdwell, Chief Executive Officer